Exhibit 23.9

Dr John Arthur (CGeol FGS)

19 Cardiff Road Dinas Powys

Vale of Glamorgan, United Kingdom CF64 4DH

CONSENT OF QUALIFIED PERSON

I, Dr John Arthur, in connection with the Technical Report Summary for Blue Gold Limited (the “Issuer”), does hereby consent to:

●	the use of the Technical Summary Report entitled “S-K 1300 TECHNICAL REPORT SUMMARY – BOGOSO PRESTEA (GHANA) PROPERTY” with an effective date of April 01, 2024 and dated August 15, 2024, (the “Technical Report Summary”) by the Issuer and filed as an exhibit to the Issuer’s Registration Statement on Form F-1 (as amended or supplemented, the “Form F-1”);

●	the use and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form F-1, and the Technical Report Summary; and

●	any extracts from or a summary of the Technical Summary Report in the Form F-1 and the use of any information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form F-1.

Dated this 25th day of September 2025.

/s/ John Arthur
Dr John Arthur, CGeol (FGS), BSc, MSc, PhD
Consultant Geologist (Mineral Resources & Ore Reserves)